EXHIBIT 21

SUBSIDIARIES OF RPC, INC.

NAME	STATE OF INCORPORATION

RPC Crane Liquidation, LLC	Texas

Cudd Pressure Control, Inc.	Delaware

Cudd Pumping Services, Inc.	Delaware

International Training Services, Inc.	Georgia

Patterson Services, Inc.	Delaware

Patterson Truck Line, Inc.	Louisiana

RPC Energy de Mexico	Ciudad del Carmen, Mexico

RPC Energy International, Inc.	Delaware

RPC Energy Services of Canada, Ltd	New Brunswick, Canada

RPC Investment Company	Delaware

RPC Waste Management Services, Inc.	Georgia

Well Control School de Venezuela, SA	Venezuela